Exhibit 10.3b

CALERES, INC.

RESTRICTED STOCK AWARD AGREEMENT - Director

INCENTIVE AND STOCK COMPENSATION PLAN OF 2026

Caleres, Inc., a New York corporation (the “Company”), grants to the participant identified below an award of Restricted Stock (referred to herein as “Restricted Stock” or “Restricted Shares”), which shall be shares of the Company’s Common Stock, $.01 par value (“Common Stock”), pursuant to the provisions of the Incentive and Stock Compensation Plan of 2026 (the “Plan”), and subject to the key terms set forth below and the attached General Terms and Conditions (as of May 28, 2026), including restrictions applicable to the Restricted Shares, all of which constitute part of this Agreement (the “Restricted Stock Award”), as follows:

Participant:

Award Grant Date:

Number of Restricted Shares:

Shares of Caleres, Inc. Common Stock, subject to certain restrictions

Vesting Date:

[100% of the Restricted Shares shall vest at 8:00 am CST on the date of the Company's next Annual Meeting of Shareholders.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and the Director has signed this Agreement to evidence the Director’s acceptance of the terms hereof, all as of the effective date written below.

CALERES, INC.

By:

Date:

Accepted:

Director Signature

Date:

Caleres, Inc.

RESTRICTED STOCK AWARD – Director

General Terms and Conditions (as of May 28, 2026)

1.	Restrictions. The Restricted Shares are restricted as to disposition and may not be pledged and are subject to forfeiture unless certain conditions are met. The Company’s transfer agent has been advised that the Restricted Shares cannot be sold, transferred, re-registered or disposed of until the restrictions on the shares lapse. Restricted Shares shall vest, and the restrictions shall no longer apply, as to the number or percentage of Restricted Shares and on the dates specified above as the “Vesting Schedule.” A further restriction on the Restricted Shares is that you shall only be entitled to receive Shares free of restrictions if, at the time of the lapse of such restrictions, you are then serving as a member of the Board of Directors of the Company and shall have been continuously serving in that capacity since the date of grant of the Restricted Shares. If you do not meet these conditions at any time, such Restricted Shares shall be forfeited.

2.	Voting Rights and Dividend Rights. You will be entitled to full voting rights and dividend rights for all Restricted Shares, beginning with the date of grant, regardless of restriction periods. Dividends may be paid directly to you or may be credited to your dividend re-investment plan account. Dividend rights and voting rights will be cancelled in the event the Restricted Shares are forfeited.

3.	Book Entry for Restricted Shares. You will not receive a certificate for the Restricted Shares; instead, the Restricted Shares will be credited as a book entry to an account in your name with the Company’s transfer agent. At such time as the restrictions lapse, those Shares that are no longer subject to restrictions shall be transferred to a non-restricted account in your name with the transfer agent or as otherwise directed by you and agreed by the Company.

4.	Death or Disability. In the event of termination of service as a director due to death or Disability, all Restricted Shares shall vest immediately and be free of restrictions.

5.	Change in Control. Subject to Article 13 of the Plan, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Restricted Shares still subject to restrictions under this Agreement shall automatically vest and all restrictions shall lapse upon the occurrence of a Change in Control (as defined in the Plan).

6.Adjustment Upon Changes in Capitalization.  In accordance with Section 4.2 of the Plan, in the event that there is a change in the Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, then the Restricted Shares shall be adjusted in the same manner as other shares of  Common Stock are adjusted.

7.	Tax Withholding. If the Participant is subject to withholding of taxes, the Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award, as provided in the Plan.

8.	Transferability. This Agreement and the Restricted Shares granted hereunder, until such time as the restrictions on the Shares have lapsed, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

9.	Administration and Interpretation. This Award Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant. All capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.

10.	Miscellaneous

a.	The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

b.	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

c.	To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts in Missouri.